Exhibit 10.13

EXECUTION VERSION

Work Agreement #3

PROJECT NAME: Pay-as-Used Charges

WORK AGREEMENT (“Work Agreement”) #: 3

This Work Agreement is entered into by and between Studio City Services Limited and Studio City Entertainment Limited (each a “Studio City WA3 Party” and collectively, the “Studio City WA3 Parties”), on the one hand, and MPEL Services Limited, Golden Future (Management Services) Limited and Melco Crown (Macau) Limited (each a “Melco Crown WA3 Party” and collectively, the “Melco Crown WA3 Parties”), on the other hand. All of the terms and conditions of the Master Services Agreement, dated                    , 2015, as amended from time to time (the “Master Services Agreement”), by and between Studio City Parties (as defined therein) and Melco Crown Parties (as defined therein) are deemed to be incorporated in this Work Agreement.

1. DEFINITIONS

For the purposes of this Work Agreement, the following terms shall have the meanings specified in this Section 1:

“Actual Usage Percentage” shall have the meaning set forth in Section 4.1(5) of this Work Agreement.

“Commencement Date” shall mean the date of execution of this Work Agreement.

“Computer Hardware Services” shall mean the services described in Section 2.4 of this Work Agreement.

“Computer Software Services” shall mean the services described in Section 2.3 of this Work Agreement.

“Estimated Usage Percentage” shall have the meaning set forth in Section 4.1(5) of this Work Agreement.

“Hardware Estimated Usage Percentage” shall have the meaning set forth in Section 4.1(4) of this Work Agreement.

“Monthly Computer Hardware Cost A” shall mean the monthly running costs for computer hardware (including maintenance and insurance), plus a monthly capital cost equal to the monthly amortization expense for the computer hardware over its useful life (calculated on a straight-line basis).

“Monthly Computer Hardware Cost B” shall mean the monthly running costs for computer hardware (including maintenance and insurance), but not including amortization expense for the computer hardware over its useful life.

“Parties” or “Party” means Melco Crown WA3 Parties, any Melco Crown WA3 Party, Studio City WA3 Parties or any Studio City WA3 Party, as applicable.

“Pass-Through Services” shall mean the services described in Section 2.2 of this Work Agreement.

“Provider Cost” shall mean all out of pocket costs and expenses (including any currency and foreign exchange costs) incurred or paid by the Service Provider in providing, or obtaining the provision of, the Services to the Service Recipient pursuant to this Work Agreement, excluding costs of Service Provider or its Affiliates’ employees, except as where otherwise provided, and with such adjustments as are provided in Section 4.1.

“Provider Personnel Cost” shall mean for each employee or consultant of Service Provider or member of Service Provider Group utilized to provide the Special Property Project Services (other than Service Provider Group corporate level personnel), all costs and expenses incurred or paid by the Service Provider or members of the Service Provider Group, including salary, bonuses, monetary value of equity compensation, payroll taxes, employee related insurance and employee benefits.

“Service Provider Group” shall mean Service Provider and those entities which are its Affiliates.

“Services” shall mean the services described in Section 2, including Special Property Project Services, Pass-Through Services, Computer Software Services and Computer Hardware Services.

“Shared Asset” or “Shared Assets” shall have the meaning set forth in Section 2.5 of this Work Agreement.

“Shared Asset Owner Buyout” shall have the meaning set forth in Section 5.4(a) of this Work Agreement.

“Shared Asset User Buyout” shall have the meaning set forth in Section 5.4(b) of this Work Agreement.

“Special Property Project Services” shall mean the services described in Section 2.1 of this Work Agreement.

“Term” is defined in Section 3.1 of this Work Agreement.

“Up-Front Computer Hardware Capital Cost” shall mean the capital cost equal to the amortization expense for the computer hardware over its useful life (calculated on a straight- line basis).

Capitalized terms not defined herein shall have the meaning set forth in the Master Services Agreement.

2. DESCRIPTION OF SERVICES

Service Provider shall provide the following Services to the Service Recipient on an on-going basis during the Term (as defined below):

2.1	Special Property Project Services: construction management services, together with the required administrative staff for Service Recipient’s construction and renovation projects, provided that Studio City WA3 Parties may only be a Service Recipient of the Services described in this Section 2.1.

2.2	Pass-Through Services:

(a)	Engaging and monitoring external audit, taxation and legal advisers for their audit, taxation and legal services rendered to or for the Service Recipient and either arranging for the Service Recipient to pay directly or paying professional service fees to such external auditors and legal advisers on Service Recipient’s behalf.

(b)	Obtaining insurance coverage on behalf of Service Recipient and either arranging for the Service Recipient to pay directly or paying insurance premiums and fees on Service Recipient’s behalf charged by insurance companies providing insurance coverage to the Service Recipient.

(c)	Monitoring and administering legal proceedings on behalf of Service Recipient and either arranging for the Service Recipient to pay directly or paying on Service Recipient’s behalf settlements, fines and penalties arising from or in connection with any legal or administrative proceedings against or involving the Service Recipient.

(d)	Engaging and using external recruitment agencies for employees to perform Services at Service Recipient facilities and either arranging for the Service Recipient to pay directly or paying agency service fees on Service Recipient’s behalf payable to any external recruitment agencies for their recruitment services rendered to or for the benefit of Service Recipient.

(e)	Paying other third party fees and expenses reasonably incurred in the performance of services described herein on behalf of the Service Recipient, or arranging for the Service Recipient to pay directly.

Studio City WA3 Parties may only be a Service Recipient of the Pass-Through Services.

2.3	Computer Software Services: Use of Service Provider’s computer software that is licensed by Service Provider for use in its properties.

2.4	Computer Hardware Services: Use of Service Provider’s computer hardware and associated equipment.

2.5	Usage of Shared Assets: Melco Crown WA3 Parties and Studio City WA3 Parties may, where appropriate, share usage of certain equipment constituting capital assets where usage is generally predictable in proportion, and for which shared rights to use are more cost-effective (each a “Shared Asset” and collectively, the “Shared Assets”). The ownership of such Shared Assets and percentage of use shall be agreed upon between the relevant Parties at the time such Shared Asset is acquired, or at any relevant time in relation to previously-acquired assets. The owner of the Shared Asset (for these purposes, Service Provider) will grant the other party (for these purposes, Service Recipient) the right to use the Shared Asset for the life of the Shared Asset and scheduling and priority of usage shall be agreed at the time the Shared Asset is agreed to be a Shared Asset and will be on non-preferential terms (other than the agreed percentage of the right to use).

3.	TERM

3.1	Subject to Section 5.1, this Work Agreement shall be effective as of the Commencement Date and shall continue (unless earlier terminated by the provisions hereof or the Master Services Agreement) until June 26, 2022.

4.	COMPENSATION

4.1	All Services provided by the Service Provider to the Service Recipient hereunder shall be charged on the actual usage and incurrence in accordance with the following fee schedule:

	Type of Service	Fees
1	Special Property Project Services	Provider Personnel Cost (determined by dividing the annual Provider Personnel Cost by the number of hours in a year contracted to be worked by the relevant personnel and multiplying that number by the number of hours expended in rendering the Special Property Project Services) plus 5%.

2	Pass-Through Services	Provider Cost

3	Computer Software	The product of (i) the cost paid for the software license by Service Provider and (ii) a percentage equal to the estimated percentage of Service Recipient’s usage of such software, determined by reference to number of users or, if agreed between the Service Provider and Service Recipient, another metric that is considered more appropriate for the relevant software (for example only, by percentage of hotel rooms covered in the case of allocation of costs for the Property (Hotel) Management System).

	Type of Service	Fees
4	Computer Hardware

As agreed between the Project Managers, either:

(i)     the product of:

(x)    Service Provider’s Monthly Computer Hardware Cost A; and

(y)    a percentage equal to the estimated percentage of Service Recipient’s usage of such hardware (the “Hardware Estimated Usage Percentage”) to be paid on a monthly basis; or

(ii)    the sum of:

(x)    the product of Up-Front Computer Hardware Capital Cost and the Hardware Estimated Usage Percentage, as invoiced at the commencement of the relevant Computer Hardware Services; and

(y)    the product of Service Provider’s Monthly Computer Hardware Cost B and Hardware Estimated Usage Percentage, to be paid on a monthly basis.

5	Shared Assets

A preliminary fee in an amount equal to the percentage of Service Provider’s cost of purchasing such asset multiplied by a percentage equal to the estimated percentage of Service Recipient’s use of such asset (the “Estimated Usage Percentage”).

Any insurance or maintenance costs associated with the Shared Asset shall be shared in accordance with the relevant Estimated Usage Percentage.

The Melco Crown WA3 Parties’ Project Manager shall provide the Chief Financial Officer of SCIH, as part of the Quarterly Review Report for the last quarter of each year, a written report setting forth in detail the actual usage percentage of each Shared Asset by Service Recipient (the “Actual Usage Percentage”) and providing a re-calculation of the fee and the sharing of maintenance costs on the basis of the Actual Usage Percentage

Type of Service	Fees
instead of the Estimated Usage Percentage and the net amounts owing among the Parties for use of the Shared Assets. The meeting of Project Managers pursuant to Section 3.2(f) of the Master Services Agreement shall include a determination of what adjustments, credits or refunds are appropriate with respect to the fee for Shared Assets and the sharing of maintenance costs, and if they are unable to agree on the foregoing, the dispute will be resolved by arbitration as set forth in Section 7.10 of the Master Services Agreement.

4.2	Service Recipient shall pay, or cause to be paid, within ten (10) days of receipt, any bills and invoices that it receives from the Service Provider for Services provided under or pursuant to this Work Agreement, subject to receiving any appropriate support documentation for such bills and invoices and, more particularly, the provisions under Section 3.2 of the Master Services Agreement.

5.	TERMINATION OF WORK AGREEMENT

5.1	This Work Agreement shall terminate upon the first to occur of (i) mutual agreement of the Parties in writing, (ii) termination of the Master Services Agreement, (iii) termination of this Work Agreement by Melco Crown WA3 Parties upon the material breach by a Studio City WA3 Party of this Work Agreement which remains uncured after thirty (30) days of written notice provided by Melco Crown WA3 Parties of such breach, (iv) termination of this Work Agreement by Studio City WA3 Parties upon the material breach by a Melco Crown WA3 Party of this Work Agreement which remains uncured after thirty (30) days of written notice provided by Studio City WA3 Parties of such breach or (v) termination of this Work Agreement by Service Recipient subject to a 180 days prior written notice of termination delivered to Service Provider.

5.2	Upon termination, all Services under this Work Agreement shall cease and the Parties shall pay to each other all amounts owing hereunder for Services provided through the date of termination.

5.3	Upon termination, subject to Section 5.4 of the Master Services Agreement, all shared computer hardware and computer software services shall be dealt with as follows:

(a)	Service Provider shall assign where possible software licenses equivalent to the percentage paid by the Service Recipient to the Service Recipient.

(b)	Service Provider shall provide all reasonable assistance to the Service Recipient at the Service Recipient’s cost for it to transfer data and software which constitutes Studio City’s Intellectual Property (as such term is defined in the Master Services Agreement) to computer hardware owned by the Service Recipient.

(c)	With respect to any Up-Front Computer Hardware Capital Cost paid by Service Recipient for shared computer hardware assets, the fair market value shall be assessed and the Service Provider shall pay the Service Recipient its share of the fair market value based on the relevant usage share charged to the Service Recipient.

5.4	Upon termination, all Shared Assets shall be dealt with as follows:

(a)	First, Service Provider may purchase Service Recipient’s interest in the Shared Asset for an amount equal to the product of the then current amortized book value of the Shared Asset (a “Shared Asset Owner Buyout”) as recorded on the books of Service Provider by a percentage equal to the Actual Usage Percentage for the prior year;

(b)	If a Shared Asset Owner Buyout does not occur in accordance with (i) above within thirty days after the date of termination of this Work Agreement, Service Recipient may purchase the Shared Asset (a “Share Asset User Buyout”) for a purchase price equal to the product of the then-current amortized book value of the Shared Asset as recorded on the books of Service Provider by a percentage equal to 100 minus the Estimated Usage Percentage; or

(c)	If a Shared Asset User Buyout does not occur within thirty days after the expiration of the owner’s right to effect a Shared Asset Owner Buyout, then the Parties shall cooperate in the sale of the Shared Asset to a third-party and the net proceeds (after costs of marketing and sales and taxes) of the sale multiplied by the Estimated Usage Percentage shall be paid to Service Recipient and the Service Provider shall retain the balance of the net proceeds.

6.	ACCESSION

Any Studio City Party or Melco Crown Party may accede to this Work Agreement after the date hereof by executing a supplemental agreement in the form attached to the Master Services Agreement as Exhibit B, countersigned by Studio City Services Limited and MPEL Services Limited. Upon such accession, such acceding Party will be a Studio City WA3 Party or a Melco Crown WA3 Party, as the case may be, for the purposes of this Work Agreement.

[Signature Page Follows]

Studio City Services Limited

By:
Title:
Date:

Studio City Entertainment Limited

By:
Title:
Date:

[Signature Page to Work Agreement #3 – Pay-as-Used Corporate Charges]

MPEL Services Limited

By:
Title:
Date:

Golden Future (Management Services) Limited

By:
Title:
Date:

Melco Crown (Macau) Limited

By:
Title:
Date:

[Signature Page to Work Agreement #3 – Pay-as-Used Corporate Charges]